                                                                 EXHIBIT 2.2



                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

         THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment"), dated as of March 8, 2001, is entered into by and among MEDITRUST CORPORATION, a Delaware corporation ("Meditrust"), MEDITRUST HEALTHCARE CORPORATION, a Delaware corporation ("MHC"), MEDITRUST OF MASSACHUSETTS, a Massachusetts business trust ("Meditrust-MA"), MEDITRUST OF BEDFORD, INC., a Delaware corporation ("Meditrust-Bedford"), SAN JOAQUIN HEALTH CARE ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (the "Fresno Partnership"), MEDITRUST MORTGAGE INVESTMENTS, INC., a Delaware corporation ("MMI"), NEW MEDITRUST COMPANY LLC, a Delaware limited liability company ("New Meditrust-LLC"), MEDITRUST OF CALIFORNIA, INC., a Delaware corporation ("Meditrust-California") and THCI MT, LLC, a Delaware limited liability company (the "Purchaser").

         Reference is made to that certain Purchase and Sale Agreement, dated as of December 20, 2000, by and among Meditrust, MHC, Meditrust-MA,
Meditrust-Bedford, the Fresno Partnership, MMI, New Meditrust-LLC and the Purchaser (the "Purchase and Sale Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the same meanings ascribed to such terms in the Purchase and Sale Agreement.

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Meditrust Parties, the Subsidiaries and the Purchaser hereby agree as follows:

         1. Article 1 of the Purchase and Sale Agreement is hereby amended as follows:

            A. By adding the following definition immediately before the term "Additional Interest":

            "ADDITIONAL DISCLOSED OBLIGATIONS" shall mean all of the obligations of New Meditrust-LLC disclosed in the Disclosure Letter.

            B. By adding the following definitions immediately after the term "Bradenton P&S":

               "BRIDGE LOAN" shall have the meaning ascribed to such term in
            Section 3.4(x).

               "BRIDGE LOAN DEED OF TRUST" shall have the meaning ascribed to such term in Section 3.4(x).

            C. By adding the following definition after the term "Camden, NJ Leased Property":

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               "CAPITAL ADDITION DISCLOSURE LIST" shall have the meaning
         ascribed to such term in Section 7.2(d)(9).

            D. By deleting the following definition of the "Closing Date" in its entirety and restating it to read as follows:

               "CLOSING DATE" shall mean March 28, 2001, as such date may be extended in accordance with Section 3.4 (g), Section 6.1(c), Section 6.2(d) and/or Article 10.

            E. By amending the definition of Controlling Parties to include Strauss Capital Group.

            F. By adding the following definition after the term "Corporations":

               "CORRECTION NOTICE" shall mean that certain e-mail message sent from Marianne Ajemian to Stephen Rabinowitz on February 8, 2001, a copy of which is attached to the First Amendment as EXHIBIT 4.

            G. By deleting definition "Deposit" in its entirety and restating it to read as follows:

               "DEPOSIT" shall mean collectively the Initial Deposit, the
            First Extension

               Deposit and the Second Extension Deposit and all interest that has accrued thereon.

            H. By adding the following definition after the term "Deposit Pledge Agreements":

               "DISCLOSURE LETTER" shall mean that certain letter dated February
            23, 2001 from Marianne Ajemian to Stephen Rabinowitz, a copy of which (excluding all enclosures referred to therein) is attached as
            EXHIBIT 7 to the First Amendment.

            I. By adding the following definitions after the term "Environmental Laws":

               "ENVIRONMENTAL LIST" shall mean that certain list of Land Parcels attached to the First Amendment as EXHIBIT 6.

               "ENVIRONMENTAL MATTER" shall have the meaning ascribed to such term in Section 4.2.

               "ENVIRONMENTAL NOTICE" shall have the meaning ascribed to such term in Section 4.2.

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            J. By adding the following definitions immediately after the term
         "Financing Statements":

               "FIRST AMENDMENT" shall mean that certain First Amendment to
            Purchase and Sale Agreement, dated as of March 8, 2001, by and among the Meditrust Parties, the Subsidiaries and the Purchaser.

               "FIRST EXTENSION DEPOSIT" shall have the meaning ascribed to such term in Section 3.4(g).

            K. By adding the following definition immediately after the term "Hazardous Materials":

                           "HAZARDOUS SUBSTANCES" shall mean any substance which
                  is or contains: (i) any "hazardous substance" as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C.
                  Section 9601 ET SEQ.) or any regulations promulgated thereunder; (ii) any "hazardous waste" as now or hereafter defined the Resource Conservation and Recovery Act (42 U.S.C.
                  Section 6901 ET SEQ.) or regulations promulgated thereunder;
                  (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; and (v) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Real Properties are located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Real Properties, the Real Properties or the use of the Real Properties relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including ambient air, surface water, ground water or land or soil).

            L. By adding the following definition immediately after the term "Individual Casualty Threshold":

               "INITIAL DEPOSIT" shall have the meaning ascribed to such term in
            Section 2.3.


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            M. By adding the following definition immediately after the term
         "Limitation Threshold":

               "LIMITED ENVIRONMENTAL INDEMNIFICATION" shall have the meaning ascribed to such term in Section 4.2.

            N. By deleting the definition of the "Meditrust Entities" in its entirety and restating such definition as follows:

               "MEDITRUST ENTITIES" shall mean collectively the Meditrust
            Parties and the Subsidiaries.

            O. By deleting the definitions of the "MMI Collateral" and the "MMI Loan" in their entirety and restating such definitions as follows:

               "MMI COLLATERAL" shall mean all of the equity interests in the
            Purchaser.

               "MMI LOAN" shall mean the loan in the amount of THIRTY-FIVE
            MILLION DOLLARS ($35,000,000) to be made by MMI (or, at MMI's option, by any other subsidiary wholly-owned, directly or indirectly, by Meditrust other than any of the Subsidiaries) to the Purchaser at the Closing in accordance with the terms and conditions of the Term Sheet and Section 3.4(t) hereof.

            P. By adding the following definition immediately after the term "New Haven, IN Leased Property":

               "NEW LLCS" shall have the meaning ascribed to such term in
            Section 3.4(z).

            Q. By adding the following definition immediately after the term "Sarasota, FL Leased Property":

               "SECOND EXTENSION DEPOSIT " shall have the meaning ascribed to such term in Section 3.4(g).

            R. By deleting the definition of the "Term Sheet" in its entirety and restating such definition as follows:

               "TERM SHEET" shall mean that certain Amended and Restated Letter
            Agreement, dated as of March 8, 2001 by and between MMI and the Purchaser relating to the MMI Loan.

            S. By adding the following definition immediately after the term "UCC Assignments":

               "UNASSUMED LIABILITIES" shall mean any and all liabilities (of every nature, character, type and description) of the Meditrust Entities other than (i) those associated with the owner's right, title and interest in the Leased Properties (other than the Marlton, NJ Leased Property and the Wethersfield, CT Leased Property), (ii) those associated with the lessee's right, title and interest under the Ground Leases, (iii) those associated with the landlord's right, title and interest in the Lease Documents, (iv) those associated with the lessee's obligations under the Marlton Access Agreement,
            (v) those associated with the lender's right, title and interest under the Loan Documents, and (vi) those expressly assumed by the Purchaser under this Agreement and/or the Purchaser's Documents.

            T. By deleting the definition of "Unlimited Indemnified Claim" in its entirety and restating it as follows:

               "UNLIMITED INDEMNIFIED CLAIM" shall mean any Indemnified Claim asserted under (i) Section 3.4(q)(ii) or Section 3.4(r)(i), (ii)
            Section 3.4(q)(iii) that relates to any of the Other Assets, (iii)
            Section 3.4 (q)(iii) that relates to any of the Additional Disclosed Obligations, (iv) Section 3.4(q)(iv) or (v) Section 3.4(q)(v).

         2. The first two sentences of Section 2.2 of the Purchase and Sale Agreement are hereby deleted in their entirety and are restated as follows:

                  In consideration of the sale, assignment or transfer by the Sellers of the Assets to the Purchaser, the Purchaser agrees to pay to the Sellers FOUR HUNDRED FIFTY-TWO MILLION DOLLARS ($452,000,000) (the "Purchase Price"). Subject to the adjustments and apportionments as hereinafter expressly set forth, the Purchaser shall pay the Purchase Price on the Closing Date as follows: (a) FOUR HUNDRED SEVENTEEN MILLION DOLLARS ($417,000,000) shall be paid by wire transfer of immediately available federal funds in accordance with the Sellers' directions and (b) THIRTY-FIVE MILLION DOLLARS ($35,000,000) shall be paid by the delivery of the MMI Note.

         3. The first sentence of Section 2.3 of the Purchase and Sale Agreement is hereby deleted in its entirety and is restated as follows:

                  Unless the Purchaser has terminated this Agreement pursuant to
         Section 4.2 hereof, the Purchaser shall deposit a deposit with the Escrow Agent in the amount of TEN MILLION DOLLARS ($10,000,000) (the "Initial Deposit") prior to 3 P.M. East Coast time on March 8, 2001.

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         4. Section 3.4(c) of the Purchase and Sale Agreement is hereby amended by adding the following paragraph at the conclusion thereof:

                  Notwithstanding anything to the contrary set forth herein, prior to the submission of any materials to the HUD Mortgagee in connection with their obligation hereunder to use their best efforts to obtain the HUD Consents, the Meditrust Entities shall provide copies of such materials to the Purchaser so that the Purchaser can review the same and the Meditrust Entities shall incorporate any reasonable comments made by the Purchaser, including, without limitation, any comments made by the Purchaser to address any matters formally or informally disclosed to or discussed with the Purchaser.

         5. Section 3.4(g) of the Purchase and Sale Agreement is hereby amended by adding the following paragraphs at the conclusion thereof:

                  The Purchaser shall use its best efforts to obtain the Connecticut Consents and shall update the Meditrust Entities from time to time (as often as the Meditrust Entities may reasonably request) concerning the Purchaser's progress in seeking to obtain the Connecticut Consents. The Purchaser agrees to consult with the Meditrust Entities concerning their efforts to obtain the Connecticut Consents and to allow the Meditrust Entities to review and comment on any further notices to be sent to and/or filings to be made with the appropriate governmental authorities in Connecticut regarding the Connecticut Consents before the same are sent and/or filed. The Purchaser further agrees to allow the Meditrust Entities to participate along with the Purchaser and/or its representatives in any meetings and/or discussions with the governmental authorities in Connecticut regarding the Connecticut Consents. Notwithstanding the preceding two
         (2) sentences, the Purchaser shall solely control the prosecution and settlement of the Connecticut Consents. The Purchaser agrees to give the Meditrust Entities no less than twenty- four (24) hours' notice of any scheduled meeting with Governmental Authorities regarding the Connecticut Consents (but the foregoing shall not be deemed to apply to telephone or other informal conversations with the applicable Governmental Authorities unless the Meditrust Entities expressly request to participate in any specific call or conversation). The Purchaser shall have no obligation to reschedule or move any such meeting to accommodate the Meditrust Entities' desire to attend or participate in any such meeting. The Meditrust Entities' failure to attend or participate in any meeting for which they have received such notice shall be deemed to be a waiver by the Meditrust Entities of their right to attend or participate in such meeting. The Purchaser shall deliver to the Meditrust Entities for the Meditrust Entities' comments any further notices or filings with respect to the Connecticut Consent no later than two (2) days prior to the Purchaser's submission of any such materials to the relevant Governmental Authority. The Meditrust Entities' failure to respond to any such submission within a two (2) day period after their receipt of such materials shall be deemed the Meditrust Entities' approval of such materials.

                  In the event that on or before the Closing Date, the Purchaser used its best efforts to obtain the Connecticut Consents but has not obtained the Connecticut Consents, the Purchaser may elect to extend the Closing Date for up to thirty (30) days by delivering (i) written notice to the Meditrust Entities and (ii) an additional deposit in the amount of TEN MILLION DOLLARS ($10,000,000) to the Escrow Agent (the "First Extension Deposit"), each on the original date for performance hereunder and prior to 2:00 PM East Coast Time. In the event that the Purchaser elects to extend the Closing Date in accordance with the foregoing sentence and notwithstanding such extension, on or before the Closing Date, the Purchaser used its best efforts to obtain the Connecticut Consents but has not obtained the Connecticut Consents, the Purchaser may elect to extend the Closing Date for up to an additional thirty (30) days by delivering (i) written notice to the Meditrust Entities and (ii) an additional deposit in the amount of TEN MILLION DOLLARS ($10,000,000) to the Escrow Agent (the "Second Extension Deposit"), each on the extended date for performance hereunder and prior to 2:00 PM East Coast Time.

         6. Section 3.4(q)(i) through and including Section 3.4(q)(iii) of the Purchase and Sale Agreement are hereby amended by deleting all references to "Subsidiaries" therein and replacing such references with "Meditrust Entities".

         7. Section 3.4(q)(iv) through and including Section 3.4(q)(viii) are hereby deleted in their entirety and replaced with the following provisions:

                  (iv)     any and all Unassumed Liabilities;

                  (v) any and all obligations, liabilities and debts of New Meditrust-LLC of any kind or nature whatsoever, whether disclosed or undisclosed, absolute or contingent, direct or indirect, due or to become due, now existing or hereafter arising, existing, incurred, accrued and/or occurring, for debts, liabilities, contractual obligations, violations, torts, acts and/or omissions relating to any of the Other Assets;

                  (vi) the release from escrow and the use by the Subsidiaries or MMI of the Cash Collateral, Security Deposits and/or other Escrowed Funds disclosed by the Cash Conversion Letters;

                  (vii) the consummation of the transaction contemplated by this Agreement constituting a default by any of the Subsidiaries under any of the Leases;

                  (viii) the Pending Litigation; and

                  (ix) all reasonable costs and expenses (including, without limitation, reasonable attorney's fees, interest, and penalties) incurred by the Purchaser in

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

         connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against.

         8. Section 3.4(r)(i) is hereby deleted in its entirety and restated to read as follows:

                  (i) any and all liabilities and obligations of the Subsidiaries for (x) federal, state or local taxes incurred, arising or accrued for any period from (and including) the Closing Date and thereafter and (y) the tax obligations that the Purchaser has agreed to pay pursuant to Section 3.4(z) without, however, limiting the obligations, representations, warranties or indemnifications of the Meditrust Parties to the Purchaser under the Agreement for tax matters that would exist or be imposed without regard to the Meditrust Parties' actions under Section 3.4(z).

         9. Section 3.4(t) of the Purchase and Sale Agreement is hereby deleted in its entirety and restated as follows:

              (t) MMI LOAN. MMI and the Purchaser have entered into the Term Sheet. MMI and the Purchaser shall use their best efforts to negotiate and agree upon the forms of the MMI Loan Documents as promptly as possible. Such forms shall be commercially reasonable based upon the size, nature and scope of the transaction contemplated hereunder.

         10. Section 3.4 of the Purchase and Sale Agreement is hereby amended by adding the following subsections (x), (y) and (z):

              (x) BANK OF TOKYO LOAN. On or before March 15, 2001, MMI agrees to provide a bridge loan to the Fresno Partnership (the "Bridge Loan") to refinance the Bank of Tokyo Loan. The Bridge Loan shall be made in accordance with the terms of the Fresno Partnership Agreement and shall be secured by a deed of trust encumbering the Fresno, CA Leased Property (the "Bridge Loan Deed of Trust"). The principal amount of the Bridge Loan shall be equal to (and, in no event exceed) the amount required to refinance the Bank of Tokyo Loan. On or before March 16, 2001, MMI shall provide the Purchaser with copies of the loan documents evidencing the Bridge Loan. At the Purchaser's option, exercisable by written notice to MMI no less than seven (7) days prior to the Closing, the Purchaser may elect to require MMI to assign (for no additional consideration) the Bridge Loan and all documents evidencing the Bridge Loan (including, without limitation, the Bridge Loan Deed of Trust) to the Purchaser (or any nominee) at the Closing and, in such event, simultaneous with such assignment to the Purchaser (or its nominee), the Fresno Partnership shall release MMI from all obligations and claims thereunder. Such assignment shall be made without recourse to MMI and the only representations to be made by MMI in connection with such assignment shall be representations (i) that MMI holds, unencumbered, all right, title and interest of the lender under the Bridge Loan and (ii) the outstanding principal and interest under the Bridge Loan.

              (y) RELEASE OF PARTIES FROM THE LOAN DOCUMENTS. All rights held by MMI against any parties under any of the Loan Documents shall be assigned to the Purchaser in accordance with the terms hereof and from and after the Closing, MMI shall not have any rights against any parties or any properties which are cross-collateralized with any of the Loans or the Mortgaged Properties. Upon the reasonable request of the Purchaser, MMI shall provide the Purchaser with copies of any releases relating to the Loan Documents previously executed by MMI and agrees to execute any document reasonably requested by the Purchaser to confirm such release and the matters set forth in the immediately preceding sentence.

              (z) FUTURE CORPORATE RESTRUCTURING. The Purchaser has requested that and the Meditrust Entities have agreed to take all such steps as may reasonably be required to merge Meditrust-MA, Meditrust-California and Meditrust-Bedford into newly-formed limited liability companies (collectively, the "New LLCs") immediately prior to the Closing, PROVIDED, THAT, (i) subject to the prior review and approval (as to form, content and timing) by the Meditrust Entities, the Purchaser shall prepare and file all documentation necessary to create the New LLCs and effectuate the mergers, (ii) any state transfer or other tax liability arising solely as a consequence of such mergers shall be paid the Purchaser and (iii) in no event shall any such merger take place involving Meditrust-Bedford unless and until the HUD Consents have been obtained. The obligations of the Purchaser set forth in the foregoing clause (ii) shall not, however, limit the obligations, representations, warranties or indemnifications of the Meditrust Parties to the Purchaser under the Agreement for tax matters that would exist or be imposed without regard to the Meditrust Parties' actions under this
         Section 3.4(z).

         11. The first four (4) words of sentence of Section 4.1 of the Purchase and Sale Agreement (i.e., "During the Study Period") are hereby deleted and replaced with the following words:

             From and after the date hereof until the Closing Date

         12. Section 4.2 of the Purchase and Sale Agreement is hereby amended by
(i) deleting the last sentence of the first paragraph thereof and (ii) adding the following paragraphs at the conclusion thereof:

                  The Meditrust Entities acknowledge that the applicable Meditrust Entities hold title to many of the Leased Properties by virtue of various "off-record" mergers and/or other corporate restructurings involving a subsidiary that is (or was) owned and controlled, directly or indirectly, by Meditrust or Meditrust-BT and agree that to the extent that any predecessor in interest to any of the Meditrust Entities was a subsidiary that is (or was) owned and controlled, directly or indirectly, by Meditrust or Meditrust-BT, the Meditrust Entities shall provide the Title Company with any evidence reasonably requested by the Title Company to evidence such off-record

                                        9

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         mergers and restructurings to confirm that the applicable Meditrust
         Entity is the successor to the current record title holder of each Leased Property in accordance with the Express Representations and Warranties. Such requests need not be identified in the Title Objection Notice; PROVIDED, HOWEVER, that the Purchaser agrees to cause the Title Company to provide the Meditrust Entities with any requests for the evidence described in the foregoing sentence promptly after the expiration of the Study Period and in no event later than March 12, 2001. The waiver set forth in clause (b) of the third paragraph of
         Section 4.2 hereof shall not be deemed to include any objection to the state of the title of any of the Leased Properties if such objection relates solely to any failure by the Meditrust Entities to provide the Title Company with any evidence reasonably requested by the Title Company in accordance with the terms hereof to evidence such off-record transactions and conclude that the applicable Meditrust Entities hold good title to the Leased Properties in accordance with the Express Representations and Warranties.

                  The Purchaser has notified the Meditrust Entities that the Purchaser has engaged qualified environmental consultants to conduct soil sampling tests on the Land Parcels identified on the Environmental List, in order to determine whether there has been a release of Hazardous Substances from any storage tanks now or formerly located on or under such Land Parcels or, with respect to the Boston, MA Land, from any prior use of such Land Parcel as a gas station. Such tests shall be conducted as soon as possible and in any event by the end of the day on March 19, 2001. In the event that the results of such testing reveal the presence of any Hazardous Substances on any such Land Parcel in violation of any applicable Environmental Laws (in each instance, such presence to be referred to as an "Environmental Matter"), the Purchaser shall provide written notice to the Meditrust Parties (the "Environmental Notice") of the results of such testing (which notice shall include a copy of the results of such testing and the conclusions drawn and recommendations made by the Purchaser's environmental consultants in connection therewith) on or before March 23, 2001. If the Purchaser provides the Meditrust Parties with an Environmental Notice in accordance with the terms hereof, (a) the Meditrust Parties shall and hereby agree (jointly and severally) to indemnify the Purchaser (and any subsidiaries wholly-owned, directly or indirectly, by the Purchaser) from and against all reasonable out-of-pocket costs and expenses (including reasonable attorneys' and consultants' fees and expenses) reasonably incurred by the Purchaser in connection with any required clean- up, containment, remediation, removal and/or restoration relating to the Environmental Matters up to a maximum aggregate amount of FIVE MILLION DOLLARS ($5,000,000) (the "Limited Environmental Indemnification"), (b) the Purchaser shall remain obligated to consummate the transaction contemplated by this Agreement in accordance with the terms hereof and (c) except as expressly set forth herein with respect to the Limited Environmental Indemnification, the Meditrust Parties shall have no further obligations, at law or in equity, to the Purchaser (or any subsidiary wholly-owned directly or indirectly by the Purchaser) related to the Environmental Matters or any other environmental condition relating to any of the Properties. The procedures for asserting any claim under the Limited Environmental


                                                        10

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         Indemnification shall be the same as set forth under Section 3.4(s)
         (excluding Section 3.4(s)(iv), MUTATIS, MUTANDIS.

                  Prior to exercising any rights against any of the Meditrust Parties under the Limited Environmental Indemnification with respect to any Environmental Matter (other than serving a notice of claim), the Purchaser (or its applicable direct or indirect wholly-owned subsidiary) shall enforce all of the applicable Tenant's and Guarantor's obligations under the applicable Lease Documents (or the applicable Borrower's obligations under the applicable Loan Documents) relating to such Environmental Matter until such time, if any, that the applicable Tenant's obligations under the applicable Lease Documents (or the applicable Borrower's obligations under the applicable Loan Documents) are rejected or otherwise released in any applicable Bankruptcy Proceeding. In the event that the Meditrust Parties pay a claim asserted in accordance with the terms hereof under the Limited Environmental Indemnification, THEN, simultaneously with such payment, the Purchaser (or its applicable direct or indirect wholly- owned subsidiary) shall assign to the Meditrust Parties any and all claims relating to such Environmental Matter arising under the applicable Lease Documents against any Tenant and/or any Guarantor.

         13. The first sentence of Section 7.2(b)(1) of the Purchase and Sale Agreement is hereby amended by deleting the phrase "(xvii) the Contracts and (xviii) the Marlton Access Agreement" in its entirety and restating such phrase as follows:

             (xvii) the Contracts, (xviii) the Marlton Access Agreement and
         (xvix) the Additional Disclosed Obligations

         14. The last sentence of Section 7.2(b)(1) of the Purchase and Sale Agreement is hereby amended by deleting the phrase "(11) the Contracts and (12) the Marlton Access Agreement" in its entirety and restating such phrase as follows:

             (11) the Contracts, (12) the Marlton Access Agreement and (13) the Additional Disclosed Obligations

         15. Section 7.2(b)(2) of the Purchase and Sale Agreement is hereby amended by adding the following sentence:

                  Neither New Meditrust - LLC nor the Fresno Partnership is, or has ever been in the past, taxable as a corporation for federal income tax purposes. Since its organization, each of Meditrust - MA, Meditrust - Bedford and Meditrust - California has qualified (and been treated) as a "qualified REIT subsidiary" under I.R.C. ss.856(i).

         16. Section 7.2(d) of the Purchase and Sale Agreement is hereby amended by adding the following subsection (9):


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

                  To the best of the Meditrust Parties' knowledge, the only "Capital Additions" made by any of the applicable Tenants (or their predecessors in interest under the applicable Leases) to any of the Leased Properties are described on EXHIBIT 5 to the First Amendment (the "Capital Addition Disclosure List"). As used in the foregoing sentence, the term "Capital Addition" with respect to all Leases except the Integrated Leases shall have the meaning ascribed to such term under the applicable Lease affecting the applicable Leased Property on which such Capital Addition was made and shall with respect to the Integrated Leases, relying on the Omnibus Integrated Lease Amendment, have the meaning ascribed to such term under the Grand Banc, MI Lease.

         17. Section 7.3 of the Purchase and Sale Agreement is hereby amended by adding the following sentence at the conclusion thereof:

                  Notwithstanding anything to contrary set forth herein, (i) prior to the delivery of EXHIBIT RR-2, the Meditrust Parties did not make any independent review or investigation of any public records relating to any Tenant, Borrower or Guarantor and/or any public filings made by any Tenant, Borrower or Guarantor (including copies of any public filings that may have been delivered to or obtained by any of the Meditrust Entities by any Tenant, Borrower or Guarantor) and (ii) the Purchaser acknowledges that the Meditrust Entities had no obligation to review any such public records and/or public filings and in no event shall the Meditrust Parties be imputed to have any knowledge of the information set forth therein.

         18. Section 8.2(t) of the Purchase and Sale Agreement is hereby amended by adding the following sentence at the conclusion thereof:

         The obligation set forth in the foregoing clauses (i) and (ii) shall be satisfied by the delivery of affidavits in the form attached to the First Amendment as EXHIBIT 1A. In addition, but without limiting the foregoing, to the extent requested by the Title Company, the Meditrust Parties shall execute a so-called "non-imputation affidavit" in the form attached to the First Amendment as EXHIBIT 1B. In addition, if requested by the Title Company, the Meditrust Parties shall provide an affidavit to the Title Company setting forth the same representations regarding the outstanding liabilities of the Subsidiaries as are set forth in the Purchase and Sale Agreement. Except as expressly provided in this paragraph, the Meditrust Parties shall have no obligations hereunder to deliver any other affidavits or indemnity agreements to the Title Company other than such affidavits or indemnity agreements that the Meditrust Parties may elect to provide to satisfy the Sellers' obligations to cure the Purchaser Title Objections in accordance with the terms of Section 4.2 hereof. Nothing set forth in the immediately preceding sentence shall be deemed to limit or modify the Sellers' obligations to cure the Purchaser Title Objections in accordance with the terms of Section 4.2.

         19. The first paragraph of Section 11.2 of the Purchase and Sale Agreement is hereby deleted in its entirety and restated to read as follows:

                  SECTION 11.2. PURCHASER'S DEFAULT. If the Meditrust Entities shall have performed or tendered performance of all of their material obligations under this Agreement and if the sale contemplated hereby is not consummated because of a default by the Purchaser in its obligation to purchase the Assets in accordance with the terms of this Agreement other than its failure to obtain the Connecticut Consents, THEN (a) this Agreement shall terminate; (b) the Deposit shall be promptly paid to and retained by the Sellers as liquidated damages; and (c) except for (i) the indemnification set forth in Section 4.1 and Article 9 hereof and (ii) compliance with the provisions of Section 4.3 hereof, the Sellers and the Purchaser shall have no further obligations to each other. If the Meditrust Entities shall have performed or tendered performance of all of their material obligations under this Agreement and if the sale contemplated hereby is not consummated because of a default by the Purchaser in its obligation to purchase the Assets in accordance with the terms of this Agreement solely as a result of its failure to obtain the Connecticut Consents, THEN (a) this Agreement shall terminate; (b) Five Million Dollars ($5,000,000) of the Deposit shall be promptly paid to and retained by the Sellers as liquidated damages and the balance of the Deposit shall be paid to the Purchaser; and (c) except for (i) the indemnification set forth in Section 4.1 and
         Article 9 hereof and (ii) compliance with the provisions of Section 4.3 hereof, the Sellers and the Purchaser shall have no further obligations to each other. THE PURCHASER AND THE SELLERS ACKNOWLEDGE THAT THE DAMAGES TO THE SELLERS IN THE EVENT OF A BREACH OF THIS AGREEMENT BY THE PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNTS SET FORTH HEREIN REPRESENT THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY THE SELLERS IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT THE SELLERS AND THE PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. THE PURCHASER AND THE SELLERS AGREE THAT EXCEPT FOR (i) MATTERS SPECIFICALLY SURVIVING THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT (OTHER THAN REPRESENTATIONS AND WARRANTIES) AND (ii) THE OBLIGATIONS OF THE PURCHASER SET FORTH IN THE PURCHASER'S DOCUMENTS, THE SELLERS' RIGHT TO RETAIN THE DEPOSIT SHALL BE THE SELLERS' SOLE REMEDY, AT LAW AND IN EQUITY, FOR ANY BREACH BY THE PURCHASER OF THE TERMS OF THIS AGREEMENT.

         20. Exhibit A-1 to the Purchase and Sale Agreement is hereby deleted in its entirety and restated in the form attached hereto as EXHIBIT 2.

         21. Exhibit H-12 to the Purchase and Sale Agreement is hereby deleted in its entirety and restated in the form attached hereto as EXHIBIT H-12 and Exhibit H-17 to the Purchase and Sale Agreement is hereby deleted in its entirety and restated in the form attached hereto as EXHIBIT H-17.

         22. Exhibit I-5 to the Purchase and Sale Agreement is hereby deleted in its entirety and restated in the form attached hereto as EXHIBIT I-5 and Exhibit L-1 to the Purchase and Sale Agreement is hereby deleted in its entirety and restated in the form attached hereto as EXHIBIT L-1.

         23. Exhibit N-11 to the Purchase and Sale Agreement is hereby deleted in its entirety and restated in the form attached hereto as EXHIBIT N-11 and Exhibit N-17 to the Purchase and Sale Agreements is hereby deleted in its entirety and restated in the form attached hereto as EXHIBIT N-17.

         24. Exhibit YY-1 to the Purchase and Sale Agreement is amended to reflect the correction disclosed in Item 1 of the Correction Notice.

         25. Exhibit RR-1 to the Purchase and Sale Agreement is amended to reflect the correction disclosed in Item 2 of the Correction Notice.

         26. The footnote on Exhibit RR-2 of the Purchase and Sale Agreement is hereby deleted in its entirety.

         27. Exhibit DD to the Purchase and Sale Agreement is amended to reflect the correction disclosed in Item 3 of the Correction Notice.

         28. The Purchaser acknowledges and agrees that (i) the Study Period expired on February 26, 2001, (ii) the Purchaser's right to terminate the Purchase and Sale Agreement in accordance with the terms of Section 4.2 of the Purchase and Sale Agreement has expired (without the Purchaser exercising such right), (iii) the Purchaser did not identify any other Consents prior to the expiration of the Study Period, (iv) the Purchaser has received a Borrower Estoppel Certificate from the Borrower under the Tustin, CA Loan and Tenant Estoppel Certificates from the Tenants under the Harborside Leases and the Lakeview Leases (all in satisfactory form), and the Meditrust Entities have no further obligations under the Purchase and Sale Agreement to attempt to obtain or deliver any Borrower Estoppel Certificates or Tenant Estoppel Certificates to the Purchaser, (v) all Closing Conditions relating to Borrower Estoppel Certificates and Tenant Estoppel Certificates have been satisfied, (vi) the Purchaser has received the Marlton Consent (in satisfactory form) and all Closing Conditions relating to the Marlton Consent have been satisfied, (vii) the Purchaser has received the Marlton Ground Lessor's Estoppel Certificate and, except as expressly set forth below, all Closing Conditions relating to the Marlton Ground Lessor's Estoppel Certificate have been satisfied, (viii) the Purchaser has received the Brookline Ground Lessor's Estoppel Certificate (in satisfactory form) and the Meditrust Entities have no further obligations under the Purchase and Sale Agreement relating to the Brookline Ground Lessor's Estoppel Certificate and (IX) the Purchaser has received the Wethersfield Ground Lessor's Estoppel Certificate (in satisfactory form) executed by one of the parties comprising the Wethersfield Ground Lessor and, except as expressly set forth below, all Closing Conditions relating to the Wethersfield Ground Lessor's Estoppel Certificate have been satisfied. Notwithstanding the foregoing and notwithstanding anything to the contrary set forth in the Purchase and Sale Agreement, the Sellers acknowledge and agree that the Sellers (1) shall deliver to the Purchaser a written acknowledgment from the Marlton Ground Lessor that the monetary defaults identified by the Marlton Ground Lessor on Exhibit D attached to the Marlton Ground Lessor's Estoppel Certificate have been cured (or any other satisfactory evidence demonstrating payment thereof) and (2) shall use their best efforts to obtain and deliver to the Purchaser evidence of the probate of the estate of Rose Zazzaro and the identity of her beneficiaries thereunder and a revised Wethersfield Ground Lessor's Estoppel Certificate revised to correctly identify the beneficiaries of the estate of Rose Zazzaro and executed by all parties comprising the Wethersfield Ground Lessor.

         29. If requested by the Purchaser, the Meditrust Entities shall use their best efforts to obtain a joinder by the Wethersfield Ground Lessor in any mortgage to be granted by New Meditrust-LLC (or its successor in interest) subsequent to the Closing; PROVIDED, HOWEVER, that (i) any such joinder must be consistent with the terms of the Wethersfield Ground Lease, (ii) the delivery of any such joinder shall not be a Closing Condition and (iii) the Meditrust Entities shall not be obligated to file any litigation seeking to compel the Wethersfield Ground Lessor to deliver such joinder.

         30. All of the parties hereto (including, without limitation, Meditrust-California) acknowledge and agree that Meditrust-California is hereby added as a signatory to the Purchase and Sale Agreement.

         31. The Allocated Value Schedule is hereby amended by multiplying each Allocated Value listed thereon by a fraction the numerator of which is 452,000,000 and the denominator of which is 467,600,000.

         32. The Meditrust Entities (a) acknowledge receipt of the Title Objection Notice, a copy of which is attached hereto as EXHIBIT 3, (b) reserve the right to contest whether the matter described in the Title Objection Notice relating to the Erie, PA Leased Property constitutes a valid Purchaser Title Objection and (c) waives the right to contest whether any other matters described in the Title Objection Notice constitute valid Purchaser Title Objections. The Purchaser acknowledges and agrees that notwithstanding anything to the contrary that may be set forth in the Title Objection Notice, the Purchaser waives all rights to object to any failure by any of the Meditrust Entities to file or continue any Financing Statements. The Purchaser shall use its best efforts to deliver, or cause the Title Company to deliver, to the Sellers, on or before March 12, 2001, a list in such detail that is practically available, setting forth the amount of Real Estate Taxes that, as of the latest effective date of the title commitment for each of the Leased Properties, is due and payable and remains unpaid. To the maximum extent possible, such list shall show for each of the Leased

Properties the tax fiscal periods for which any Real Estate Taxes remain due and payable, the due date thereof and the later date, if any, after which interest and penalties begin to accrue. The Purchaser shall promptly provide to the Sellers any other additional information relating to any past due and payable Real Estate Taxes relating to the Leased Properties that the Purchaser may receive from and after March 12, 2001. The Purchaser shall thereafter cause the Title Company to deliver an updated list to the Sellers three (3) Business Days prior to the scheduled Closing Date to set forth the status of the payment of Real Estate Taxes affecting the Leased Properties through such scheduled Closing Date. Nothing contained in this paragraph shall be deemed to limit or modify the obligations set forth under Section 8.4 of the Purchase and Sale Agreement.

         33. A copy of that certain e-mail message sent from Marianne Ajemian to Stephen Rabinowitz on February 8, 2001 (which message is defined in the Purchase and Sale Agreement as the Correction Notice) is attached hereto as EXHIBIT 4.

         34. A copy of the Capital Addition Disclosure List (as defined under the Purchase and Sale Agreement as of the execution and delivery of this Amendment) is attached hereto as EXHIBIT 5.

         35. A copy of the Environmental List (as defined under the Purchase and Sale Agreement as of the execution and delivery of this Amendment) is attached hereto as EXHIBIT 6.

         36. A copy of that certain letter dated February 23, 2001 from Marianne Ajemian to Stephen Rabinowitz, excluding all enclosures referred to therein (which letter is defined in the Purchase and Sale Agreement as the Disclosure letter), is attached hereto as EXHIBIT 7.

         37. This Amendment shall be deemed to amend the Purchase and Sale Agreement solely as expressly set forth herein and, as amended hereby, the Purchase and Sale Agreement is hereby ratified, approved and confirmed in every aspect and is valid, binding and in full force and effect.

         38. This Amendment shall be binding upon the Meditrust Parties, the Subsidiaries and the Purchaser and all of their respective successors and assigns.

         39. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

         40. This Amendment may be executed in any number of counterparts and it shall be sufficient that the original or facsimile signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

         41. EXHIBITS 1A, 1B, 2 through 7, H-12, H-17, I-5, L-1, N-11 and N-17 attached hereto are hereby incorporated herein as a material part hereof.

         42. The notice information for the Escrow Agent set forth in Section
12.7 of the Purchase and Sale Agreement is hereby deleted in its entirety and restated to read as follows:

                  Chicago Title Insurance Company
                  c/o Royal Abstract of New York LLC
                  500 Fifth Avenue
                  Suite 1940
                  New York, New York 10110
                  Attention: Martin Kravet
                  Facsimile: (212)376-0911


                           [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed in their respective names as an instrument under seal by their respective duly authorized officers on the date and in the year first above written.

                                 MEDITRUST PARTIES:

                                 MEDITRUST CORPORATION, a Delaware corporation

                                 By: /s/ Michael F. Bushee
                                    -------------------------------------------
                                    Name: Michael F. Bushee
                                    Title: Chief Operating Officer

                                 MEDITRUST HEALTHCARE
                                 CORPORATION, a Delaware corporation

                                 By: /s/ Michael F. Bushee
                                    -------------------------------------------
                                    Name: Michael F. Bushee
                                    Title: Chief Operating Officer

                                 MEDITRUST MORTGAGE INVESTMENTS, INC.,
                                 a Delaware corporation

                                 By: /s/ Michael F. Bushee
                                    -------------------------------------------
                                    Name: Michael F. Bushee
                                    Title: Chief Operating Officer

                                 SUBSIDIARIES:

                                 MEDITRUST OF MASSACHUSETTS, a Massachusetts business trust

                                 By: /s/ Michael F. Bushee
                                    -------------------------------------------
                                    Name: Michael F. Bushee
                                    Title: Chief Operating Officer

                                 MEDITRUST OF BEDFORD, INC., a Delaware
                                 corporation

                                 By: /s/ Michael F. Bushee
                                    -------------------------------------------
                                    Name: Michael F. Bushee
                                    Title: Chief Operating Officer

                                 SAN JOAQUIN HEALTH CARE
                                 ASSOCIATES LIMITED PARTNERSHIP,
                                 a Delaware limited partnership

                                 By: MEDITRUST OF CALIFORNIA, INC.,
                                     a Delaware corporation, its sole general
                                     partner

                                 By: /s/ Michael F. Bushee
                                    -------------------------------------------
                                    Name: Michael F. Bushee
                                    Title: Chief Operating Officer

                                 MEDITRUST OF CALIFORNIA , INC., a Delaware corporation

                                 By: /s/ Michael F. Bushee
                                    -------------------------------------------
                                    Name: Michael F. Bushee
                                    Title: Chief Operating Officer

                                 NEW MEDITRUST COMPANY LLC, a Delaware limited liability company

                                 By: MEDITRUST HEALTHCARE CORPORATION, a
                                 Delaware corporation

                                 By: /s/ Michael F. Bushee
                                    -------------------------------------------
                                    Name: Michael F. Bushee
                                    Title: Chief Operating Officer

                                 PURCHASER:
                                 THCI MT, LLC, a Delaware limited liability company

                                 By: /s/ Warren Cole
                                    -------------------------------------------
                                    Name: Warren Cole
                                    Title:

RECEIPT BY THE ESCROW AGENT

         This Amendment, fully executed by the Meditrust Parties, the Subsidiaries and the Purchaser, has been received by the Escrow Agent this ____ day of March, 2001 and by execution hereof, Escrow Agent hereby covenants and agrees to be bound by the terms of the Purchase and Sale Agreement (as amended by this Amendment) that are applicable to it.

                                  ESCROW AGENT

                                  CHICAGO TITLE INSURANCE COMPANY

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title: